Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Metals USA Holdings Corp.

Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Metals USA Holdings Corp. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Metals USA Holdings Corp. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 18 to the consolidated financial statements, on February 6, 2013, Metals USA Holdings Corp., Reliance Steel & Aluminum Co. (“Reliance”) and RSAC Acquisition Corp. (a wholly-owned subsidiary of Reliance), entered into an Agreement and Plan of Merger under which Reliance has agreed to acquire Metals USA Holdings Corp.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

March 15, 2013

METALS USA HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

	December 31,
	2012	2011

Assets
Current assets:
Cash	$15.3	$12.1
Accounts receivable, net of allowance of $5.2 and $6.9, respectively	196.5	212.2
Inventories	432.3	402.5
Deferred income tax asset	5.3	7.9
Prepayments and other	4.9	9.4

Total current assets	654.3	644.1
Property and equipment, net	251.8	247.8
Intangible assets, net	30.1	26.6
Goodwill	54.6	52.8
Other assets	13.1	13.5

Total assets	$1,003.9	$984.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$98.1	$110.0
Accrued liabilities	27.6	29.7
Current portion of long-term debt	2.8	1.0

Total current liabilities	128.5	140.7
Long-term debt, less current portion	448.8	467.6
Deferred income tax liability	99.2	97.1
Other long-term liabilities	17.2	22.3

Total liabilities	693.7	727.7

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding at December 31, 2012 and 2011	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 37,140,245 issued and 37,132,394 outstanding at December 31, 2012, and 37,059,236 issued and 37,058,507 outstanding at December 31, 2011	0.4	0.4
Additional paid-in capital	233.9	231.3
Retained earnings	75.6	25.1
Accumulated other comprehensive income	0.4	0.3
Treasury stock, at cost—7,851 shares at December 31, 2012 and 729 shares at December 31, 2011	(0.1)	—

Total stockholders’ equity	310.2	257.1

Total liabilities and stockholders’ equity	$1,003.9	$984.8

The accompanying notes are an integral part of these consolidated financial statements.

METALS USA HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in millions, except per share amounts)

	Years Ended December 31,
	2012	2011	2010
Net Sales	$1,983.6	$1,885.9	$1,292.1
Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	1,530.4	1,445.7	996.7
Operating and delivery	199.3	175.7	131.9
Selling, general and administrative	113.4	108.1	81.9
Depreciation and amortization	22.7	21.2	17.8
(Gain) loss on sale of property and equipment	(0.2)	—	0.3
Advisory agreement termination charge	—	—	3.3

Operating income	118.0	135.2	60.2
Other (income) expense:
Interest expense	36.3	36.6	38.9
Loss on extinguishment of debt	6.3	—	3.5
Other (income) expense, net	(0.1)	0.1	—

Income before income taxes	75.5	98.5	17.8
Provision for income taxes	22.8	33.9	6.3

Net income	$52.7	$64.6	$11.5

Income per share:
Income per share—basic	$1.42	$1.74	$0.34

Income per share—diluted	$1.41	$1.73	$0.34

Number of common shares used in the per share calculation:
Basic	37.1	37.0	33.8

Diluted	37.4	37.3	34.1

Cash dividends per common share	$0.06	$—	$—

Net income	$52.7	$64.6	$11.5
Other comprehensive income (loss):
Foreign currency translation adjustments	0.1	(0.2)	0.2
Deferred hedging gains	—	0.1	0.6

Total other comprehensive income (loss)	0.1	(0.1)	0.8

Total comprehensive income	$52.8	$64.5	$12.3

The accompanying notes are an integral part of these consolidated financial statements.

METALS USA HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Years Ended December 31,
	2012	2011	2010
Common Stock ($0.01 Par)
Balance at beginning of period	$0.4	$0.4	$0.2
Issuance of common stock	—	—	0.2

Balance at end of period	$0.4	$0.4	$0.4

Additional Paid-in Capital
Balance at beginning of period	$231.3	$229.8	$7.5
Stock-based compensation	2.4	1.5	1.2
Issuance of common stock	0.1	—	221.0
Other	0.1	—	0.1

Balance at end of period	$233.9	$231.3	$229.8

Retained Earnings (Accumulated Deficit)
Balance at beginning of period	$25.1	$(39.5)	$(51.0)
Dividends paid at $0.06 per share	(2.2)	—	—
Net income	52.7	64.6	11.5

Balance at end of period	$75.6	$25.1	$(39.5)

Accumulated Other Comprehensive Income (Loss)
Foreign currency translation adjustments	$0.1	$(0.2)	$0.2
Deferred hedging gains	—	0.1	0.6

Other comprehensive income (loss), net of deferred income taxes	0.1	(0.1)	0.8
Accumulated other comprehensive income (loss) at beginning of period	0.3	0.4	(0.4)

Accumulated other comprehensive income at end of period	$0.4	$0.3	$0.4

Treasury Stock
Balance at beginning of period	$—	$—	$—
Purchase of treasury stock	(0.1)	—	—

Balance at end of period	$(0.1)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

METALS USA HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$52.7	$64.6	$11.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Gain) loss on sale of property and equipment	(0.2)	—	0.3
Provision for bad debts	2.0	2.9	2.4
Depreciation and amortization	24.9	23.3	19.8
Loss on extinguishment of debt	6.3	—	3.5
Amortization of debt issuance costs and discounts on long-term debt	3.4	2.9	4.3
Deferred income taxes	4.4	15.4	1.1
Stock-based compensation	2.4	1.5	1.2
Excess tax benefit from stock-based compensation	(0.1)	—	(0.1)
Non-cash interest on PIK option	—	—	6.2
Cash payment of interest on PIK option	—	—	(23.2)
Advisory agreement termination charge	—	—	3.3
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	15.1	(48.6)	(13.8)
Inventories	(28.2)	(93.6)	(64.0)
Prepayments and other	4.5	0.5	(3.0)
Accounts payable and accrued liabilities	(15.2)	18.6	(6.5)
Other operating	(4.8)	0.2	0.1

Net cash provided by (used in) operating activities	67.2	(12.3)	(56.9)

Cash flows from investing activities:
Sales of assets	0.4	0.3	0.7
Purchases of assets	(20.1)	(21.8)	(4.0)
Acquisition costs, net of cash acquired	(17.0)	(88.1)	(28.0)

Net cash used in investing activities	(36.7)	(109.6)	(31.3)

Cash flows from financing activities:
Borrowings on credit facility	325.9	233.8	99.5
Repayments on credit facility	(337.3)	(112.1)	(68.5)
Repayments of long-term debt	(228.3)	(1.4)	(146.7)
Borrowings on term loan	222.7	—	—
Call premium on repayment of long-term debt	(4.2)	—	—
Deferred financing costs	(4.0)	(2.9)	(6.8)
Exercise of stock options	0.1	—	—
Excess tax benefit from stock-based compensation	0.1	—	0.1
Purchase of treasury stock	(0.1)	—	—
Net proceeds from initial public stock offering	—	—	221.2
Dividends paid	(2.2)	—	—

Net cash (used in) provided by financing activities	(27.3)	117.4	98.8

Net increase (decrease) in cash	3.2	(4.5)	10.6
Cash, beginning of period	12.1	16.6	6.0

Cash, end of period	$15.3	$12.1	$16.6

Supplemental Cash Flow Information:
Cash paid for interest	$34.2	$36.0	$59.2

Cash paid for income taxes	$31.4	$21.8	$1.4

Cash received for income taxes	$(0.9)	$(0.4)	$(16.4)

Investments in property and equipment not paid	$1.5	$0.7	$0.5

The accompanying notes are an integral part of these consolidated financial statements.

METALS USA HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share amounts)

1. Organization and Significant Accounting Policies

Description of the Business

Metals USA Holdings Corp. (“Metals USA Holdings”) and its wholly owned subsidiaries, Flag Intermediate Holdings Corporation (“Flag Intermediate”) and Metals USA, Inc. (“Metals USA”), and Metals USA’s wholly owned subsidiaries, are referred to collectively herein as the “Company,” “we” or “our.” Metals USA was acquired on November 30, 2005 by Apollo Management V L.P. (“Apollo Management” and together with its affiliated investment entities “Apollo”) (the “Apollo Merger”).

On February 6, 2013, Metals USA Holdings, Reliance Steel & Aluminum Co. (“Reliance”) and RSAC Acquisition Corp. (a wholly-owned subsidiary of Reliance (“Merger Sub”)), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Reliance has agreed to acquire Metals USA Holdings. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Merger Sub will be merged with and into Metals USA Holdings (the “Merger”), with Metals USA Holdings surviving as a wholly-owned subsidiary of Reliance. See Note 18.

We believe that we are a leading provider of value-added processed carbon steel, stainless steel, aluminum and specialty metals, as well as manufactured metal components. For the year ended December 31, 2012, approximately 96% of our revenue was derived from our metals service center and processing activities, which are segmented into two groups: Flat Rolled and Non-Ferrous Group and Plates and Shapes Group. The remaining portion of our revenue was derived from our Building Products Group, which principally manufactures and sells roofing and aluminum patio products related to the residential remodeling industry. We purchase metal from primary producers that generally focus on large volume sales of unprocessed metals in standard configurations and sizes. In most cases, we perform the customized, value-added processing services required to meet the specifications provided by end-use customers. Our Plates and Shapes Group and Flat Rolled and Non-Ferrous Group customers are in the aerospace, automotive industry manufacturing, defense, heavy equipment, marine transportation, commercial construction, office furniture manufacturing, and energy and oilfield services industries. Our Building Products Group customers are primarily distributors and contractors engaged in the residential remodeling industry.

Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of Metals USA Holdings, Flag Intermediate, and Metals USA and its subsidiaries. Intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

Reserves for Roofing Product Warranty Costs. Consistent with industry practice, the Company provides homeowners a manufacturer’s lifetime transferable limited warranty on its roofing products manufactured by the Building Products segment. The current warranty states that each roofing panel will be free from manufacturer’s defects in workmanship and materials for the lifetime of the original owner, or if transferred by the original owner 50 years from the date of installation. The warranty provides certain guarantees against weather and combustion, among other things. Depending on the facts and circumstances, the Company has various options for remedying product warranty claims including repair or replacement. Provisions for future warranty costs are recorded based on management’s estimates of future warranty costs, which incorporate historical trends of claims experience, sales history of products to which such costs relate, and other factors. We utilize an independent actuarial consultant to assist management in the determination of the adequacy of reserves for roofing product warranty costs. As of December 31, 2012 and 2011, $0.6 of estimated future warranty costs were classified in accrued liabilities, and $3.0 and $3.1, respectively, were classified as other long-term liabilities in the consolidated balance sheets.

Allowance for Doubtful Accounts—The determination of collectability of the Company’s accounts receivable requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Company’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level we consider appropriate based on historical and other factors that affect collectability. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of customer credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventories—Inventories are stated at the lower of cost or market. We conduct a lower of cost or market inventory valuation annually as of December 31 or more frequently if circumstances indicate potential write-downs. Our inventories are accounted for using a variety of methods including specific identification, average cost and the first-in first-out method of accounting. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on our forecast of future demand and market conditions.

Valuation and Qualifying Accounts—We provide reserves for the collection of accounts receivable. The reserves for the years ended December 31, 2012, 2011 and 2010 are summarized below:

		Additions
	Balance at Beginning of Year	Charged to Costs & Expenses	Reductions	Balance at End of Year

Year Ended December 31, 2012:
Allowance for doubtful accounts	$6.9	$2.0	$(3.7)	$5.2

Year Ended December 31, 2011:
Allowance for doubtful accounts	$5.9	$2.9	$(1.9)	$6.9

Year Ended December 31, 2010:
Allowance for doubtful accounts	$6.3	$2.4	$(2.8)	$5.9

Financial Derivatives—We use interest rate swap derivatives to mitigate the Company’s exposure to volatility in interest rates. The Company hedges only exposures in the ordinary course of business. As of December 31, 2012, we were a party to an interest rate swap agreement entered into by Ohio River Metal Services (“ORMS”), which we acquired in December 2010 (see Note 2), in connection with the Jeffersonville, Indiana Industrial Revenue Bonds (“IRBs”) discussed in Note 9. The notional amount under the swap corresponds to the principal amount of one of the Jeffersonville IRBs, which was $3.9 as of December 31, 2012, with a remaining term of approximately five years. The fair value of the swap liability was $0.5 and $0.6 as of December 31, 2012 and 2011, respectively, and is considered Level 2 in the Accounting Standards Codification (“ASC”) Topic 820 fair value hierarchy discussed in Note 6.

The Company accounts for its derivative instruments in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815 “Derivatives and Hedging” (“ASC 815”), which requires all derivatives to be carried on the balance sheet at fair value and meet certain documentary and analytical requirements to qualify for hedge accounting treatment.

We do not apply hedge accounting to our outstanding interest rate swaps. We account for gains and losses on our interest rate swap derivatives based on realized and unrealized amounts. Realized gains and losses are determined by actual derivative settlements during the period. Unrealized gains and losses are based on the periodic mark to market valuation of our derivative contracts in place. Fair values of derivatives are determined from market observation or dealer quotations. Changes in the fair value of our derivative contracts are recognized in earnings during the current period, as prescribed by ASC 815.

Property and Equipment—Property and equipment is stated at cost, and depreciation is computed using the straight-line method, net of estimated salvage values, over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures which extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

Impairment of Long-lived Assets—Long-lived assets are comprised principally of property and equipment. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses are recorded on assets used in operations when indicators of impairment are present and the undiscounted cash flows to be generated by those assets are less than the carrying amount.

Goodwill—Goodwill represents the residual between the consideration transferred in a business combination and the net of the acquisition-date amounts of identifiable assets acquired and liabilities assumed measured at fair value. We use estimates and judgments to measure the fair value of identifiable assets acquired and liabilities assumed.

Goodwill is tested for impairment on an annual basis as of October 31 and, when specific circumstances may be present, between annual tests. We test for impairment by first making a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we proceed to the two-step impairment test. The first step compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, we proceed to the second step, which is to compare the implied fair value of the reporting unit goodwill to its carrying value. Any excess of the reporting unit goodwill carrying value over the respective implied fair value would be recognized as an impairment loss.

We determine the fair value of our reporting units based on a weighting of the income and market approaches. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we estimate fair value based on market multiples of earnings for comparable companies.

Our October 31, 2012 annual review of goodwill indicated that goodwill was not impaired.

Intangible Assets—Management estimates of the fair value of intangible assets are based on various techniques, including the discounted value of estimated future cash flows over the life of the asset being evaluated, which is corroborated by external appraisal information. Adjustments to management’s valuations may be recorded in certain circumstances where, in the opinion of management, appraisal information may be more reflective of current appraisal techniques or may be more representative of the specific attributes of the business or assets for which the independent valuation is being performed.

We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (i) a significant decrease in the market value of an asset, (ii) a significant adverse change in the extent or manner in which an asset is used, or (iii) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows over the life of the asset being evaluated.

Debt Issuance Costs—We defer certain expenses incurred to obtain debt financing and amortize these costs to interest expense over the term of the respective agreements using the straight-line method which approximates the effective interest method.

Taxes Collected from Customers—ASC Topic 605, Taxes Collected from Customers and Remitted to Governmental Authorities, addresses the income statement presentation of any tax collected from customers and remitted to a government authority and provides that the presentation of taxes on either a gross basis or a net basis is an accounting policy decision that should be disclosed. The Company’s policy is to present revenues net of sales taxes.

Foreign Currency Translation—The functional currency for our Canadian subsidiary, Allmet, is the Canadian dollar. We translate the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. The resulting translation adjustments are recorded in Accumulated Other Comprehensive Income (Loss), a component of Stockholders’ Equity.

Accumulated Other Comprehensive Income (Loss)—Accumulated other comprehensive income consists of foreign currency translation adjustments, net of tax, in the amount of $0.4 and $0.3 as of December 31, 2012 and 2011, respectively.

Revenue recognition—We recognize revenues generally when products are shipped and our significant obligations have been satisfied. Shipping and handling costs billed to our customers are accounted for as revenues. Risk of loss for products shipped generally passes at the time of shipment. Provisions are made currently for estimated returns.

Cost of sales—Our Plates and Shapes and Flat Rolled and Non-Ferrous Groups classify, within cost of sales, the underlying commodity cost of metal purchased in mill form, the cost of inbound freight charges together with third-party processing cost, if any.

Cost of sales with respect to our Building Products Group includes the cost of raw materials, manufacturing labor and overhead costs, together with depreciation and amortization expense associated with property, buildings and equipment used in the manufacturing process.

Operating and delivery expenses—Our operating and delivery expense reflects the cost incurred by our Plates and Shapes and Flat Rolled and Non-Ferrous Groups for labor and facility costs associated with the value-added metal processing services that we provide. With respect to our Building Products Group, operating costs are associated with the labor and facility costs attributable to the warehousing of our finished goods at our service center facilities. Delivery expense reflects labor, material handling and other third-party costs incurred with the delivery of product to customers.

Delivery expense totaled $56.2, $50.3, and $36.8 for the years ended December 31, 2012, 2011, and 2010, respectively.

Selling, general and administrative expenses—Selling, general and administrative expenses include sales and marketing expenses, executive officers’ compensation, office and administrative salaries, insurance, accounting, legal, computer systems, and professional services costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

Depreciation and amortization—Depreciation and amortization expense represents the costs associated with property, buildings and equipment used throughout the Company except for depreciation and amortization expense associated with the manufacturing assets employed by our Building Products Group, which is included within cost of sales. This caption also includes amortization of intangible assets.

Income taxes—Deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. We consider future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

New Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05 Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”), which amends some of the guidance in ASC Topic 220 “Comprehensive Income” regarding how companies must present comprehensive income. The main provisions of ASU 2011-05 provide that an entity that reports items of other comprehensive income has the option to present comprehensive income in either a single statement or two separate statements. A single statement would contain the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for all comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for all comprehensive income. The ASU is intended to increase the prominence of other comprehensive income in financial statements and to facilitate convergence of U.S. GAAP and International Financial Reporting Standards. The amendments in ASU 2011-05 are to be applied retrospectively. For public entities, the ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. The Company adopted ASU 2011-05 within its condensed consolidated financial statements in the first quarter of 2012. ASU 2011-05 impacts presentation only and has no effect on the Company’s financial condition, results of operations, or cash flows.

2. Acquisitions

Gregor Technologies

On March 12, 2012, we acquired all of the issued and outstanding membership interests of Gregor Technologies, LLC and an affiliated company (“Gregor”) for $17.0. The purchase was funded with borrowings under our $500.0 amended and restated senior secured asset-based credit facility due 2015 (the “ABL facility”) and $3.0 of the purchase price was placed in escrow to secure seller’s indemnity obligations with respect to certain representations and warranties.

Established in 1989, Gregor provides custom-crafted parts and assemblies to original equipment manufacturers in several end markets, including industrial equipment, manufacturing, scientific instruments, electronics, aerospace, homeland security and defense. Gregor operates a 70,000 square foot metal processing facility in Torrington, Connecticut. We believe the acquisition will broaden our participation in both new and existing end markets with Gregor’s value-added processing and service offerings.

The excess of the aggregate purchase price over the estimated fair value of the net assets acquired was $3.3, which was allocated to goodwill. Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of Metals USA and Gregor. The Gregor acquisition was a taxable business combination and as such, the entire amount of goodwill recognized is expected to be deductible for income tax purposes. All of the goodwill was assigned to the Company’s Flat Rolled and Non-Ferrous Segment (see Note 5). The customer list intangible asset will be amortized on an accelerated basis over fifteen years based on its estimated useful life.

In connection with management’s preliminary valuation, $0.6 was reclassified from intangible assets to goodwill during the second quarter of 2012 (see Note 5 for further discussion of Gregor’s intangible assets), and $0.9 was reclassified from goodwill to inventory during the third quarter of 2012. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Accounts receivable, trade	$1.4
Inventories	1.6
Property and equipment	3.6
Customer list intangible assets	6.1
Trade name intangible assets	0.5
Technology intangible assets	1.3
Goodwill	3.3

Total assets acquired	17.8

Accounts payable and accrued liabilities	0.8

Total liabilities assumed	0.8

Net assets acquired	$17.0

Results for the year ended December 31, 2012 include operating results from the Gregor acquisition from the date of the acquisition closing. Gregor contributed $9.2 of incremental sales and $1.3 of incremental operating income for the year ended December 31, 2012. Acquisition-related costs for the year ended December 31, 2012 amounted to approximately $0.6 and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations and comprehensive income.

The pro forma effects of the Gregor acquisition would not have been material to our results of operations for the year ended December 31, 2012 and therefore are not presented.

The Richardson Trident Company

On March 11, 2011, we acquired all of the issued and outstanding stock of The Richardson Trident Company (“Trident”). Trident’s results of operations have been included in the consolidated statements of operations and comprehensive income since the date of acquisition. Trident is a general line metal service center with fabricating capabilities designed to service the oil and gas industry, and is also a wholesale distributor of metals, plastics and electronic parts. Trident operates under The Richardson Trident Company and The Altair Company trade names. Trident’s principal facility is in Richardson, Texas with branch locations in Houston, and Odessa, Texas; Tulsa, Oklahoma; Los Angeles, California; Boston, Massachusetts and Thomasville, Georgia. The Company paid $90.4 in cash for the stock of Trident, which included $54.2 for the repayment of Trident debt, and $1.8 in the form of a note payable, for a total purchase price of $92.2. The purchase was funded with borrowings under the ABL facility.

The excess of the aggregate purchase price over the estimated fair value of the net assets acquired was $8.3, which was allocated to goodwill. Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of Metals USA and Trident. All of the goodwill was assigned to the Company’s Flat Rolled and Non-Ferrous Segment. The Trident acquisition was a taxable business combination and as such, the entire amount of the goodwill recognized is expected to be deductible for income tax purposes. The customer list intangible asset will be amortized on an accelerated basis over twelve years based on its estimated useful life.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Cash	$2.2
Accounts receivable, trade	17.2
Inventories	18.1
Other current assets	0.1
Property and equipment	47.8
Customer list intangible asset	19.0
Trade name intangible asset	3.3
Goodwill	8.3

Total assets acquired	116.0

Accounts payable and accrued liabilities	23.8
Note payable	1.8

Total liabilities assumed	25.6

Net assets acquired	$90.4

Results for the year ended December 31, 2011 include operating results from the Trident acquisition from the date of the acquisition closing, which occurred on March 11, 2011. Trident contributed $132.4 of incremental sales and $9.1 of incremental operating income for the year ended December 31, 2011. Acquisition-related costs for the year ended December 31, 2011 amounted to approximately $1.6 million, which are included in selling, general and administrative expenses in the Company’s consolidated statement of operations and comprehensive income.

Trident provides a broad range of metals and processing services with a product mix that emphasizes aluminum, stainless steel and nickel. The majority of Trident’s customer base operates in the oil and gas services sector. Trident also serves customers in the aerospace, defense and transportation industries. Processing services include precision sawing, boring, honing, slitting, sheeting, shearing and turning. Trident also offers supply chain solutions such as just-in-time delivery and value-added components required by original equipment manufacturers. As a result of the acquisition, we have increased our non-ferrous and value-added processing product and service offerings in the geographic areas and end markets that Trident currently serves.

The following unaudited pro forma information presents our consolidated results of operations as if the Trident acquisition had occurred on January 1, 2010, after the effect of certain adjustments, including increased depreciation expense resulting from recording fixed assets at fair value, interest expense on the acquisition debt, amortization of certain identifiable intangible assets, severance costs for certain Trident employees that were terminated as of the acquisition date, certain other non-recurring costs, and a provision for income taxes for Trident, which was previously treated as an S corporation.

	Years Ended December 31,
	2011	2010
Net sales	$1,911.7	$1,440.6
Net income	$64.8	$19.0
Income per share—basic	$1.75	$0.56
Income per share—diluted	$1.74	$0.56

Ohio River Metal Services

On December 31, 2010, we acquired all of the issued and outstanding stock of ORMS, located in Jeffersonville, Indiana. The results of operations of ORMS have been included in the consolidated statements of operations and comprehensive income since the date of acquisition. ORMS operates a flat rolled metal service center that provides metal products and processing services to customers throughout the Ohio River Valley area. The purchase price for ORMS was $17.9, including the assumption of $8.4 of long-term debt, and was funded with borrowings under the ABL facility. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired was $0.4, which was allocated to goodwill. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Cash	$0.5
Accounts receivable, trade	2.6
Inventories	4.9
Other current assets	0.1
Property and equipment	18.3
Fulfillment contract intangible asset	0.8
Goodwill	0.4

Total assets acquired	27.6

Accounts payable and accrued liabilities	5.7
Long-term debt	8.4
Interest rate swaps	0.6
Deferred tax liabilities	3.3
Other noncurrent liabilities	0.1

Total liabilities assumed	18.1

Net assets acquired	$9.5

The fulfillment contract intangible asset will be amortized on a straight-line basis over fifteen years based on its estimated useful life. The pro forma effects of the ORMS acquisition would not have been material to our results of operations for the year ended December 31, 2010, and therefore are not presented.

J. Rubin & Co.

On June 28, 2010, we acquired all of the issued and outstanding stock of J. Rubin & Co. (“J. Rubin”) for $19.0. J. Rubin’s results of operations have been included in the consolidated statements of operations and comprehensive income since the date of acquisition. J. Rubin is a metal service center business that operates in Illinois, Wisconsin and Minnesota with a broad product mix consisting of carbon steel bars, carbon plate and laser-cut flat-rolled products. J. Rubin’s product mix and processing services are provided to a diverse range of end markets. The purchase price was funded with existing cash, $17.8 of which was paid at closing and $1.2 of which was placed in escrow to secure the sellers’ indemnity obligations. The purchase price included $6.0 for the repayment of J. Rubin debt at closing. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired was $3.5, which was allocated to goodwill. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Accounts receivable, trade	$3.8
Inventories	5.8
Other current assets	0.2
Property and equipment	9.7
Customer list intangible asset	2.0
Goodwill	3.5

Total assets acquired	25.0

Accounts payable and accrued liabilities	2.5
Deferred tax liabilities	3.5

Total liabilities assumed	6.0

Net assets acquired	$19.0

The customer list intangible asset is being amortized on an accelerated basis over ten years based in its estimated useful life. The pro forma effects of the J. Rubin acquisition would not have been material to our results of operations for the year ended December 31, 2010, and therefore are not presented.

3. Inventories

Inventories consist of the following:

	December 31,
	2012	2011
Raw materials—
Plates and Shapes	$165.0	$151.4
Flat Rolled and Non-Ferrous	215.6	198.5
Building Products	5.8	4.7

Total raw materials	386.4	354.6

Work-in-process and finished goods—
Flat Rolled and Non-Ferrous	36.3	38.8
Building Products	9.6	9.1

Total work-in-process and finished goods	45.9	47.9

Total inventories	$432.3	$402.5

4. Property and Equipment

Property and equipment consists of the following:

	Estimated	December 31,
	Useful Lives	2012	2011

Land	—	$15.6	$15.5
Buildings and improvements	3-40 years	117.5	114.3
Machinery and equipment	2-25 years	201.5	188.3
Automobiles and trucks	3-15 years	2.9	3.0
Construction in progress	—	18.1	12.9

Total property and equipment		355.6	334.0
Less: Accumulated depreciation		(103.8)	(86.2)

Total property and equipment, net		$251.8	$247.8

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $18.4, $18.2, and $14.0, respectively. These amounts do not include depreciation for our Building Products Group that is included in cost of sales which amounted to $2.1, $2.1, and $2.0 for the years ended December 31, 2012, 2011, and 2010, respectively.

5. Goodwill and Intangible Assets

The changes in the carrying amounts of goodwill by segment for the years ended December 31, 2012 and 2011 are as follows:

	As of December 31, 2011	Acquisitions/ Purchase Accounting Adjustments	Realization of Tax Benefits/Other	As of December 31, 2012
Plates and Shapes
Gross Goodwill and Carrying Amount of Goodwill	$14.5	$—	$(0.2)	$14.3

Flat Rolled and Non-Ferrous
Gross Goodwill and Carrying Amount of Goodwill	32.7	3.3	—	36.0

Building Products
Gross Goodwill and Carrying Amount of Goodwill	2.2	—	—	2.2

Corporate
Gross Goodwill	7.6	—	(1.3)	6.3
Impairments	(4.2)	—	—	(4.2)

Carrying Amount of Goodwill	3.4	—	(1.3)	2.1

Consolidated Total
Gross Goodwill	57.0	3.3	(1.5)	58.8
Impairments	(4.2)	—	—	(4.2)

Carrying Amount of Goodwill	$52.8	$3.3	$(1.5)	$54.6

	As of December 31, 2010	Acquisitions/ Purchase Accounting Adjustments	Realization of Tax Benefits/Other	As of December 31, 2011
Plates and Shapes
Gross Goodwill and Carrying Amount of Goodwill	$14.9	$—	$(0.4)	$14.5

Flat Rolled and Non-Ferrous
Gross Goodwill and Carrying Amount of Goodwill	24.4	8.3	—	32.7

Building Products
Gross Goodwill and Carrying Amount of Goodwill	2.2	—	—	2.2

Corporate
Gross Goodwill	10.0	—	(2.4)	7.6
Impairments	(4.2)	—	—	(4.2)

Carrying Amount of Goodwill	5.8	—	(2.4)	3.4

Consolidated Total
Gross Goodwill	51.5	8.3	(2.8)	57.0
Impairments	(4.2)	—	—	(4.2)

Carrying Amount of Goodwill	$47.3	$8.3	$(2.8)	$52.8

Additions to goodwill recorded for the Flat Rolled and Non-Ferrous segment for the year ended December 31, 2012 are attributable to the Gregor acquisition, which closed on March 12, 2012, discussed in Note 2. Reductions to goodwill for the Corporate and Plates and Shapes segments for the year ended December 31, 2012 are primarily attributable to accounting for tax benefits associated with tax-deductible goodwill recognized in connection with the Apollo Merger and the acquisition of Port City Metal Services, which were taxable business combinations.

Additions to goodwill recorded at the Flat Rolled and Non-Ferrous segment for the year ended December 31, 2011 are attributable to the Trident acquisition, which closed on March 11, 2011, discussed in Note 2. Reductions to goodwill for the Corporate and Plates and Shapes segments for the year ended December 31, 2011 are primarily attributable to accounting for tax benefits associated with tax-deductible goodwill recognized in connection with the Apollo Merger and the acquisition of Port City Metal Services, which were taxable business combinations.

We test for goodwill impairment annually at the reporting unit level using a fair value approach. We use the present value of future cash flows to determine fair value in combination with the market approach. While we believe that our key assumptions and estimates are consistent with those a hypothetical market participant would use given circumstances that are present at the time the estimates are made, future operating results could reasonably differ from our estimates and could require a provision for impairment in a future period. No impairments were recognized for the years ended December 31, 2012, 2011 or 2010.

The carrying amounts of the Company’s intangible assets are as follows:

	December 31,	December 31,
	2012	2011

Customer lists	$67.8	$61.7
Less: Accumulated amortization	(45.1)	(41.4)

	$22.7	$20.3

Trade names	$7.1	$6.6
Less: Accumulated amortization	(1.6)	(1.1)

	$5.5	$5.5

Technology	$1.3	$—
Less: Accumulated amortization	(0.1)	—

	$1.2	$—

Fulfillment contract	$0.8	$0.8
Less: Accumulated amortization	(0.1)	—

	$0.7	$0.8

During the year ended December 31, 2012, we acquired $6.1 of customer list intangible assets, $0.5 of trade name intangible assets, and $1.3 of technology intangible assets as a result of the Gregor acquisition discussed in Note 2.

During the year ended December 31, 2011, we acquired $19.0 of customer list intangible assets and $3.3 of trade name intangible assets as a result of the Trident acquisition discussed in Note 2.

During the year ended December 31, 2010, we acquired $2.0 of customer list intangible assets as a result of the J. Rubin acquisition discussed in Note 2. We became a party to a fulfillment contract in connection with our acquisition of ORMS on December 31, 2010, the value of which was estimated at $0.8.

No significant residual value is estimated for our intangible assets. Aggregate amortization of intangible assets for the years ended December 31, 2012, 2011 and 2010 was $4.4, $3.0, and $3.8, respectively.

Remaining aggregate amortization of our intangible assets is as follows:

For the Year Ending December 31,	Estimated Amortization Expense

2013	$4.5
2014	$4.2
2015	$3.8
2016	$3.3
2017	$3.0
Thereafter	$11.3

6. Fair Value Measurements

ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity, but which are significant to the fair value of the assets or liabilities as determined by market participants.

There were no transfers between Levels 1, 2, or 3 during the years ended December 31, 2012, 2011, and 2010.

As of December 31, 2012, the Company held certain items that are required to be measured at fair value on a recurring basis. Our receivables, payables, prepayments and accrued liabilities are current assets and obligations and, accordingly, the recorded values are believed by management to approximate fair value. The fair value of the Company’s debt that is fixed-rate is estimated by discounting the interest payments and principal amount at the Company’s current borrowing rate (yield to maturity). For floating rate debt, fair value is not sensitive to interest rates since coupons float with Treasury or London Interbank Offered Rate (“LIBOR”) yields, and book value is a reasonable approximation of fair value after considering the stability of the Company’s default risk. The fair value of the Company’s debt is considered Level 2 in the ASC 820 fair value hierarchy. The estimated fair value of current and long-term debt at December 31, 2012 and December 31, 2011 was $451.5 and $476.4, respectively.

7. Other Assets

Other assets consist of the following:

	December 31,
	2012	2011

Deferred financing costs	$7.1	$9.7
Deferred debt offering costs	3.9	2.8
Other	2.1	1.0

Total other assets	$13.1	$13.5

We incurred $4.0 of deferred debt offering costs during 2012 in connection with the completion of our new term loan financing and redemption of our 11 1/8% Senior Secured Notes due 2015 (the “Metals USA Notes”) discussed in Note 9. We incurred $2.9 of additional deferred financing costs during 2011 in connection with the amendment of the ABL facility discussed in Note 9. We incurred $6.8 of additional deferred financing costs during 2010 in connection with the amendment and restatement of the ABL facility discussed in Note 9.

Amortization of debt issuance costs for the years ended December 31, 2012, 2011 and 2010 was $3.4, $2.9 and $4.1, respectively. For the year ended December 31, 2012, $2.1 of deferred debt offering costs were written off in connection with the extinguishment of the Metals USA Notes discussed in Note 9. For the year ended December 31, 2010, $1.1 of deferred debt issuance cost was accelerated in connection with the extinguishment of debt. In addition, $0.5 of deferred financing cost was written off in connection with the amendment and restatement of the ABL facility in December 2010.

8. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2012	2011
Salaries and employee benefits	$13.3	$15.1
Income taxes	—	1.0
Taxes, other than income	2.8	3.4
Interest	1.2	2.6
Insurance	4.5	4.2
Audit and tax fees	0.9	0.7
Warranty liability	0.6	0.6
Lease terminations	0.4	0.2
Other	3.9	1.9

Total accrued liabilities	$27.6	$29.7

9. Debt

Debt consists of the following:

	December 31,
	2012	2011

Senior Secured Asset-Based Revolving Credit Facility (ABL facility)	$216.3	$227.7
Senior Secured Term Loan (Term Loan)	222.7	—
11 1/8% Senior Secured Notes due 2015 (Metals USA Notes)	—	226.3
Industrial Revenue Bonds (IRBs)	12.3	12.6
Capital lease and other obligations	0.3	2.0

Total debt	451.6	468.6
Less—current portion of debt	2.8	1.0

Total long-term portion of debt	$448.8	$467.6

The weighted average interest rate under the ABL facility for the years ended December 31, 2012 and 2011 was 2.45% and 2.77%, respectively.

Senior Secured Asset-Based Revolving Credit Facility

On December 17, 2010, Flag Intermediate, Metals USA, and certain subsidiaries of Metals USA entered into an amended and restated loan and security agreement (the “ABL Credit Agreement”) with the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent. Flag Intermediate and Metals USA are wholly-owned subsidiaries of Metals USA Holdings Corp. The ABL Credit Agreement provides for borrowings of up to $500.0 of Tranche A commitments and $35.0 of first-in, last-out (“FILO”) Tranche A-1 commitments (which may be increased up to $750.0 at the option of Metals USA, including $35.0 under the FILO tranche), under the 5-year, senior secured ABL facility that amended and restated Metals USA’s then-existing $625.0 senior secured asset-based credit facility that was scheduled to mature on November 30, 2011.

On March 9, 2011, we activated $25.0 of the FILO tranche under the ABL facility. The ABL facility permits us to borrow on a revolving basis through the earlier of November 30, 2015 and 60 days prior to the scheduled maturity of the Metals USA Notes, unless the Metals USA Notes are refinanced to a date more than 5 years and 60 days after the closing date of the ABL facility and/or repaid prior to such date. Substantially all of our subsidiaries are borrowers under the ABL facility.

On August 10, 2011, we amended the ABL facility by reducing the borrowing costs on the Tranche A commitments by 75 basis points and reducing the borrowing costs on the FILO tranche by 62.5 basis points. Under the amendment, the maturity date of the ABL facility was extended to the earlier of August 10, 2016 or 60 days prior to the scheduled maturity of the Metals USA Notes, unless the Metals USA Notes are refinanced to a date more than 5 years and 60 days after the closing date of the ABL facility and/or repaid prior to such date.

As noted below, all of the Metals USA Notes were redeemed in December 2012, and the ABL facility maturity date is August 10, 2016.

Borrowing Base. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves. Our borrowing availability fluctuates daily with changes in eligible receivables and inventory, less outstanding borrowings and letters of credit. The borrowing base is equal to:

•	85% of the net amount of eligible accounts receivable, plus

•	the lesser of (x) 80% of the lesser of the original cost or market value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory, plus

•

an incremental amount of the lesser of (x) the maximum commitments under the FILO tranche and (y) the sum of (i) 5% of the net amount of eligible accounts receivable and (ii) 5% of the net orderly liquidation value of eligible inventory during the effectiveness of any FILO tranche, less reserves.

The ABL facility provides sub-limits for up to $25.0 of swingline loans and up to $100.0 for the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce borrowing availability under the ABL facility on a dollar-for-dollar basis.

As of December 31, 2012, we had $428.9 of eligible collateral, $216.3 in outstanding advances, $18.3 in open letters of credit and $194.3 of additional borrowing capacity. As of December 31, 2012, we had $15.3 of cash on hand.

Guarantees and Security. Substantially all of our subsidiaries are defined as “borrowers” under the ABL Credit Agreement. The obligations under the ABL facility are guaranteed by Flag Intermediate and certain of our domestic subsidiaries and are secured by a first-priority lien and security interest in, among other things, accounts receivable, inventory and deposit accounts of Flag Intermediate, Metals USA and the subsidiaries of Metals USA party to the ABL Credit Agreement and a second-priority lien and security interest in, among other things, substantially all other tangible and intangible personal and real property owned by such companies, subject to certain exceptions.

Interest Rate and Fees. At Metals USA’s option, interest accrues on the loans made under the ABL facility at either LIBOR plus a specified margin (set at 1.75% (3.25% for the FILO tranche) as of December 31, 2012), or the base rate (which is based off of the federal funds rate plus 0.50%, Bank of America’s prime rate or LIBOR plus 1.00%), plus a specified margin (set at 0.75% (2.25% for the FILO tranche) as of December 31, 2012). Under the ABL facility amendment that was executed on August 10, 2011, the specified margins over LIBOR were reduced by 75 basis points for the Tranche A commitments and 62.5 basis points for the FILO tranche. The marginal rates vary based on our average monthly excess availability (as defined in the ABL Credit Agreement). The applicable base rate and the effective LIBOR rate for the loans made under the ABL facility were 3.25% and 0.31%, respectively, as of December 31, 2012.

A commitment fee is payable on any unused commitment equal to 0.25% per annum to the lenders under the ABL facility if utilization under the facility exceeds 40.0% of the total commitments under the facility and a commitment fee equal to 0.375% per annum if utilization under the facility is less than or equal to 40.0% of the total commitments under the facility. Customary letter of credit fees are also payable, as necessary.

Certain Conditions Precedent and Covenants. As a condition precedent to any borrowing or issuance of a letter of credit, a material adverse effect shall not have occurred or exist. The ABL facility contains customary representations, warranties and covenants, including limitations on our ability to incur or guarantee additional debt, subject to certain exceptions, pay dividends, or make redemptions and repurchases, with respect to capital stock, repay debt, create or incur certain liens, make certain loans or investments, make acquisitions or investments, engage in mergers, acquisitions, asset sales, and engage in certain transactions with affiliates. The ABL facility requires a lock-box arrangement for collection of accounts receivable and proceeds from sales of inventory. Metals USA may make withdrawals from the lock-box unless an event of default exists or borrowing availability is less than the greater of (i) $50.0 and (ii) 12.5% of the lesser of (A) the borrowing base (not to exceed $62.5) and (B) the aggregate commitment. We do not have to maintain a minimum FCCR as long as our borrowing availability is greater than or equal to the greater of (i) $45.0 and (ii) 10% of the lesser of the borrowing base and the aggregate commitment (the “Minimum Availability”). We must maintain an FCCR of at least 1.0 to 1.0 if borrowing availability falls below the Minimum Availability. For purposes of determining covenant compliance, the FCCR is determined by dividing (i) the sum of Adjusted EBITDA (as defined in the ABL Credit Agreement) minus income taxes paid in cash (excluding certain specified deferred taxes) minus non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt, and is calculated based on such amounts for the most recent period of four consecutive fiscal quarters for which financial statements are available. FCCR and Adjusted EBITDA are each calculated on a pro forma basis. As of December 31, 2012, our FCCR was 2.44. We were in compliance with all financial covenants as of December 31, 2012.

Certain Events of Default and Remedies. The ABL facility contains events of default with respect to: default in payment of principal when due, default in the payment of interest, fees or other amounts after a specified grace period, material breach of the representations or warranties, default in the performance of covenants, a default that causes or permits acceleration under any indebtedness with a principal amount in excess of a specified amount, certain bankruptcy events, certain ERISA violations, invalidity of certain security agreements or guarantees, material judgments, or a change of control. In the event of default, the ABL Credit Agreement may permit a majority of the lenders to: (i) restrict the amount of or refuse to make revolving loans; (ii) cause customer receipts to be applied against borrowings under the ABL facility which would cause Metals USA to suffer a rapid loss of liquidity and restrict the ability to operate on a day-to-day basis; (iii) restrict or refuse to provide letters of credit; or ultimately: (iv) terminate the commitments and the agreement; or (v) declare any or all obligations to be immediately due and payable if such default is not cured in the specified period required. Any payment default or acceleration under the ABL facility would also result in a default under the Metals USA Notes that would provide the holders of the Metals USA Notes with the right to demand immediate repayment.

Costs related to the establishment of the ABL facility, in addition to subsequent amendments to the ABL facility, were capitalized and are being charged to interest expense over the life of the ABL facility. Unamortized financing costs of $7.1 and $9.7 were included in other non-current assets as of December 31, 2012 and 2011, respectively.

Senior Secured Term Loan

On December 14, 2012, Flag Intermediate and Metals USA entered into a Senior Secured Term Loan Credit Agreement (the “Term Loan Agreement”) with certain lenders and Credit Suisse AG, as administrative agent. The Term Loan Agreement provides for a new seven year senior secured term loan to Metals USA in the amount of $225 million (the “Term Loan”). The Term Loan will amortize in equal quarterly installments during its term, commencing on March 31, 2013, in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan with the remainder due at maturity. The Term Loan bears interest, at Metals USA’s election, at an annual rate of either (i) the greater of a base rate and 2.25%, plus a margin of 4.00% or (ii) the greater of LIBOR and 1.25%, plus a margin of 5.00%. The Term Loan was issued at an original issue discount of 1.00%. Metals USA is the borrower under the Term Loan Agreement. All of Metals USA’s obligations under the Term Loan Agreement are and will be guaranteed by Flag Intermediate and all of Metals USA’s existing and future domestic subsidiaries, except as provided in the Term Loan Agreement.

The Term Loan Agreement contains certain customary negative covenants that limit or restrict the ability of Metals USA and certain of its subsidiaries to take certain actions. Subject to specified exceptions, these covenants limit the ability of Metals USA and certain of its subsidiaries to, among other things, incur indebtedness; create liens and encumbrances; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; engage in transactions with affiliates; and change their business. Among other exceptions to these covenants, the Term Loan Agreement includes a $15 million annual dividend basket in order to permit the distribution of funds by Metals USA to the Company for the payment of the Company’s previously announced regular quarterly dividend on the Company’s common stock, subject to declaration by the Company’s Board of Directors.

The Term Loan Agreement also contains customary affirmative covenants requiring, among other things, maintenance of corporate existence, licenses, properties and insurance; compliance with laws, payment of taxes and performance of other material obligations; and delivery of financial and other information to the lenders under the Term Loan Agreement. We were in compliance with all financial covenants as of December 31, 2012.

The Term Loan Agreement contains customary mandatory prepayment provisions, including a requirement to, subject to certain exceptions, prepay the Term Loan using (i) 100% of the net cash proceeds of any non-ordinary course of business asset sales that are not re-invested in the business of the Company as permitted by the Term Loan Agreement and (ii) 50% (subject to reduction to 25% or 0% if Metals USA achieves certain leverage targets) of annual excess cash flow, as defined in the Term Loan Agreement. The Term Loan Agreement permits voluntary prepayments of the Term Loan subject to certain restrictions. The Term Loan Agreement also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross payment defaults, cross acceleration, a change of control (as defined in the Term Loan Agreement), bankruptcy and insolvency events, and the failure of the Intercreditor Agreement (as defined below) to remain in full force and effect. Subject to the terms and conditions of the Term Loan Agreement, if an event of default under the Term Loan Agreement occurs, the lenders will be able to accelerate the maturity of the loans outstanding under the Term Loan Agreement, together with accrued unpaid interest and other amounts owed, and exercise other rights and remedies.

The Term Loan and related obligations of Flag Intermediate, Metals USA and the subsidiaries of Metals USA are secured by a first priority security interest in (i) all of the equity interests of Metals USA held by Flag Intermediate and (ii) substantially all of the present and future material assets of Metals USA and each subsidiary guarantor, including pledges of equity interests in certain subsidiaries, provided that the liens securing the Term Loan are, as described below, second priority with respect to certain working capital assets with respect to which Metals USA’s ABL facility has a first priority lien.

In connection with the Term Loan Agreement, Flag Intermediate, Metals USA and the subsidiaries of Metals USA that guarantee the Term Loan entered into a Lien Subordination and Intercreditor Agreement effective December 14, 2012 (the “Intercreditor Agreement”). The Intercreditor Agreement governs the liens upon and security interests granted in the collateral securing both the Term Loan and the ABL facility. Under the Intercreditor Agreement, the ABL facility is secured by first priority security interests, and the Term Loan is secured by second priority security interests, in all accounts receivable, inventory and certain related assets of Flag Intermediate, Metals USA and the subsidiary guarantors. Under the Intercreditor Agreement, the Term Loan is secured by first priority security interests, and the ABL facility is secured by second priority security interests, in all other assets of Flag Intermediate, Metals USA and the subsidiary guarantors that serve as collateral for the facilities.

Costs related to the establishment of the Term Loan were capitalized and are being charged to interest expense over the life of the Term Loan. Unamortized financing costs of $3.9 were included in other non-current assets as of December 31, 2012.

11 1/8% Senior Secured Notes Due 2015

On November 30, 2005, Flag Acquisition Corporation (“Flag Acquisition”) sold $275.0 aggregate principal amount of the Metals USA Notes. On December 14, 2012, Metals USA used the proceeds of the Term Loan, in addition to borrowings under the ABL facility, to redeem all of the Metals USA Notes, representing an aggregate principal amount of $226.3 as of the date thereof. The redemption price of the Metals USA Notes was 101% of the outstanding principal amount, plus accrued and unpaid interest thereon. The aggregate cash payment for the redemption, including unpaid interest and a call premium of $4.2, was approximately $232.6. Upon completion of the redemption, the trustee under the indenture governing the Metals USA Notes acknowledged that all of the obligations of Flag Intermediate, Metals USA and the subsidiary guarantors thereunder have been satisfied and discharged and the liens on the collateral securing the obligations relating to the Metals USA Notes have been released.

In connection with the redemption of the Metals USA Notes, $2.1 of unamortized deferred debt offering costs were written off and included in the loss on extinguishment of debt.

Industrial Revenue Bonds

Metals USA is a conduit bond obligor on IRBs issued by the municipalities of Muskogee, Oklahoma and Jeffersonville, Indiana. As of December 31, 2012, our total indebtedness under the IRBs was $12.3. The IRBs are secured by certain real estate, leasehold improvements and equipment acquired with proceeds from the IRBs. The Muskogee IRB is due in one lump sum of $5.7 on May 1, 2023. The Jeffersonville IRBs had principal amounts outstanding of $3.9 and $2.7 as of December 31, 2012, and are being redeemed in varying amounts annually through August 2021 and December 2027, respectively. The interest rates assessed on the IRBs vary from month to month. As of December 31, 2012, the weighted average interest rate on the IRBs was 0.44%. The IRBs place various restrictions on certain of our subsidiaries, including but not limited to maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures and maintenance of tangible net worth and are supported by letters of credit. We were in compliance with all financial covenants as of December 31, 2012.

Restricted Payments

Both the ABL Credit Agreement and the Term Loan Agreement contain restrictions as to the payment of dividends. Under the ABL Credit Agreement, general distributions are unlimited if the FCCR is at least 1.1:1.0 and availability (including a 30 day lookback) exceeds the greater of (i) $50.0 and (ii) 15% of the lesser of the borrowing base (not to exceed $75.0) and the aggregate commitments. As of December 31, 2012, our FCCR as defined in the ABL Credit Agreement was 2.44, and our borrowing availability was $194.3.

Senior Floating Rate Toggle Notes due 2012

On July 10, 2007, Metals USA Holdings issued $300.0 initial aggregate principal amount of Senior Floating Rate Toggle Notes due 2012 (the “2007 Notes”).

On April 14, 2010, Metals USA Holdings called for redemption of all of its remaining outstanding 2007 Notes, representing an aggregate principal amount of approximately $169.6 as of the date thereof. The redemption price of the 2007 Notes was 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon to but not including May 14, 2010 (the “Redemption Date”). All of the 2007 Notes were redeemed on the Redemption Date. The Company did not incur any early termination penalties in connection with the redemption of the 2007 Notes. The Company used a portion of the net proceeds from its initial public offering of common stock (the “IPO”), as described more fully in Note 11, to finance the redemption. The aggregate cash payment for the redemption, including accrued and unpaid interest, was approximately $170.9. During the second quarter of 2010, $1.1 and $2.4 of unamortized deferred financing costs and original issue discount, respectively, were written off and charged to expense in connection with the redemption of the 2007 Notes.

Maturities

Scheduled maturities of long-term debt outstanding at December 31, 2012, are as follows:

	Years Ended December 31,
	2013	2014	2015	2016	2017	Beyond
ABL facility	$—	$—	$—	$216.3	$—	$—
Term Loan	2.2	2.3	2.3	2.3	2.3	213.6
IRBs	0.4	0.4	0.4	0.5	0.5	10.1
Capital lease and other obligations	0.2	0.1	—	—	—	—

Total	$2.8	$2.8	$2.7	$219.1	$2.8	$223.7

10. Income Taxes

The components of the provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	2012	2011	2010
Current provision (benefit):
Federal	$20.1	$15.9	$2.9
State	(1.7)	2.6	2.3

	$18.4	$18.5	$5.2

Deferred provision (benefit):
Federal	3.4	13.8	2.8
State	1.0	1.6	(1.7)

	4.4	15.4	1.1

Total provision	$22.8	$33.9	$6.3

The components of income before income taxes are as follows:

	Years Ended December 31,
	2012	2011	2010
United States	$75.4	$98.5	$18.8
Foreign	0.1	—	(1.0)

Income before income taxes	$75.5	$98.5	$17.8

The provision (benefit) differs from an amount computed at the statutory rates as follows:

	Years Ended December 31,
	2012	2011	2010
Federal income tax at statutory rates	$26.5	$34.5	$6.3
State taxes, net of federal income tax benefit	1.6	4.2	0.7
Production activity deduction	(1.9)	(2.0)	(0.6)
Change in valuation allowance	0.4	(0.3)	(2.8)
Uncertain tax positions	(2.9)	(1.5)	0.6
Other	(0.9)	(1.0)	2.1

Total provision	$22.8	$33.9	$6.3

The significant items giving rise to the deferred tax assets (liabilities) are as follows:

	December 31,
	2012	2011
Deferred tax assets:
Accounts receivable and inventories	$1.4	$0.3
Accrued liabilities	6.8	8.3
Tax attributes and carryforwards	11.8	12.0
Other comprehensive income	(0.3)	(0.3)
Other	2.8	2.9

Total deferred tax assets	22.5	23.2

Deferred tax liabilities:
Property and equipment	(78.3)	(74.6)
Intangible assets	(0.3)	(1.3)
Deferred revenue	(30.4)	(30.3)
Other	(1.7)	(0.9)

Total deferred tax liabilities	(110.7)	(107.1)

Valuation allowance	(5.7)	(5.3)

Deferred tax assets (liabilities), net	$(93.9)	$(89.2)

As of December 31, 2012, we recorded both federal and state current and noncurrent net deferred tax assets/(liabilities) of $5.3 and ($99.2), respectively. As of December 31, 2011, we recorded both federal and state current and noncurrent net deferred tax assets/(liabilities) of $7.9 and ($97.1), respectively.

As of December 31, 2012, our net operating loss (“NOL”) carryforwards for U.S. federal income taxes had been fully utilized. As of December 31, 2012, we have state NOL carryforwards of $204.9 with carryforward periods ranging from five to twenty years depending on the loss jurisdiction. Our state NOL carryforwards expire between 2013 and 2029. In addition, a portion of our state NOL carryforwards are subject to the state equivalent Internal Revenue Code section 382 annual limitation as a result of changes in ownership that occurred in 2002 and 2005. We also have Canadian NOL carryforwards of $2.3 which expire between 2027 and 2029.

ASC Topic 740 “Income Taxes,” (“ASC 740”) requires that deferred tax assets be reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is adjusted in the periods that we determine the more likely than not standard will or will not be met. A valuation allowance of $5.7 and $5.3 was recorded at December 31, 2012 and 2011, respectively, against state NOL carryforwards and Canadian net deferred tax assets. In 2012, the state NOL valuation allowance increased by $0.4.

Our tax returns are subject to periodic examination by the various taxing jurisdictions in which we operate. These examinations can result in adjustments to taxes due or adjustments to NOL carryforwards which are available to offset future income.

In 2005 in conjunction with the Apollo Merger, and in 2006 as a result of our acquisition of Port City, our carryover basis in tax deductible goodwill exceeded the corresponding book amounts. In accordance with ASC 740, a deferred tax asset for the excess was not recorded. Instead, the tax benefits from the excess amortization of tax deductible goodwill, as realized, are applied as follows: first to reduce financial statement goodwill related to the Apollo Merger/acquisition of Port City to zero, then as a reduction of noncurrent intangible assets related to the Apollo Merger/acquisition of Port City, with any excess tax benefit reducing our provision for income taxes. In the years ended December 31, 2012 and 2011, goodwill was reduced by $1.5 and $2.8, respectively.

Unrecognized Tax Benefits

As of December 31, 2012, 2011, and 2010, the total amount of unrecognized tax benefits that, if recognized, would affect our effective income tax rate was $2.3, $4.7, and $5.6, respectively.

We account for any applicable interest and penalties on uncertain tax positions as a component of income tax expense. During the year ended December 31, 2012, the accrued interest and penalties on uncertain tax positions decreased by $1.9. During the year ended December 31, 2011, the accrued interest and penalties on uncertain tax positions decreased by $0.3. During the year ended December 31, 2010, the accrued interest and penalties on uncertain tax positions increased by $0.1. The Company had $0.6 and $2.5 of interest and penalties accrued at December 31, 2012 and 2011, respectively.

We believe it is reasonably possible that a decrease of up to $0.4 in the consolidated liability for unrecognized tax benefits related to settlements of federal and state tax uncertainties may occur within the next twelve months. In addition, we believe it is reasonably possible that approximately $0.8 of other remaining unrecognized tax benefits, each of which is individually insignificant, may be recognized within the next twelve months as a result of a lapse of the statute of limitations.

We file numerous consolidated and separate income tax returns in the United States and various foreign jurisdictions. We are no longer subject to U.S. Federal income tax examinations for years before 2003 and are no longer subject to state and local, or foreign income tax examinations for years before 2001.

A reconciliation of the beginning and ending amounts of unrecognized income tax benefits for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Year Ended December 31,
	2012	2011	2010
Balance at beginning of period	$7.4	$11.6	$10.9
Gross increases due to tax positions in prior periods	0.4	3.7	1.4
Gross decreases due to tax positions in prior periods	(2.9)	(4.7)	(0.3)
Gross increases due to tax positions in current period	0.1	—	0.4
Decreases due to lapses of statutes of limitations	(1.7)	(3.2)	(0.8)

Balance at end of period	$3.3	$7.4	$11.6

11. Stockholders’ Equity

Common Stock

In accordance with our amended and restated certificate of incorporation, we are authorized to issue 140,000,000 shares of common stock, $0.01 par value. At December 31, 2012, 37,140,245 shares were issued and 37,132,394 shares were outstanding. At December 31, 2011, 37,059,236 shares were issued and 37,058,507 shares were outstanding.

Preferred Stock

Also in accordance with our amended and restated certificate of incorporation, Metals USA Holdings is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value. At December 31, 2012 and 2011, no shares of preferred stock were issued and outstanding.

Treasury Stock

At December 31, 2012, 7,851 shares of the Company’s common stock were held as treasury stock at an average cost of $15.92 per share. At December 31, 2011, 729 shares of the Company’s common stock were held as treasury stock at an average cost of $15.01 per share. All such shares were used to satisfy applicable tax withholding obligations for certain participants upon vesting of restricted stock awards as described under “Restricted Stock” in Note 12 below.

Stock Split and Amended and Restated Certificate of Incorporation

On March 19, 2010, the Company’s Board of Directors approved a 1.7431-for-1 split of the Company’s common stock. The split was effected as a stock dividend on April 5, 2010. The consolidated financial statements for the year ended December 31, 2010 as presented herein give retroactive effect to the stock split. In addition, the Company’s Board of Directors approved an increase in the Company’s authorized shares of common stock from 30,000,000 to 140,000,000, pursuant to our amended and restated certificate of incorporation. The amended and restated certificate of incorporation also authorizes the issuance of 10,000,000 shares of preferred stock, $0.01 par value. Our stockholders approved the amended and restated certificate of incorporation on March 19, 2010.

Initial Public Offering of Common Stock

On April 14, 2010, Metals USA Holdings completed its IPO of 11,426,315 shares of its common stock at $21.00 per share, as described in the Company’s Registration Statement on Form S-1, as amended (File No. 333-150999). As a result of the offering, we received net proceeds of approximately $221.2, after deducting underwriting discounts and commissions of approximately $14.7 and additional offering-related expenses of approximately $4.1.

12. Stock-Based Compensation

Total stock-based compensation expense recognized for the years ended December 31, 2012, 2011 and 2010 was $2.4, $1.5, and $1.2, respectively. Stock-based compensation expense is included in our consolidated statements of operations and comprehensive income in “Selling, general and administrative expense.” Cash proceeds from stock option exercises are a component of financing cash flows from continuing operations. Cash received from stock option exercises amounted to $0.1 for the year ended December 31, 2012, while the actual tax benefit realized for the tax deduction from these stock option exercises, as well as restricted stock awards that vested, was $1.1. Stock option exercises, restricted stock vesting and the related tax benefits realized during the years ended December 31, 2011 and 2010 were not material.

2005 Stock and Incentive Plan

Metals USA Holdings’ Amended and Restated 2005 Stock and Incentive Plan (the “2005 Plan”) permits the issuance of options and restricted stock awards to employees and directors of the Company. The Plan has reserved for issuance up to 2.4 million shares of common stock. The Plan has two tranches of options, Tranche A and Tranche B. Tranche A options vest on a pro-rata basis over five years, have a term of ten years, and expire if not exercised. Tranche B options, which include both a service and a performance condition, vest on the eighth anniversary of the date of grant or earlier dependent on the satisfaction of an internal rate of return on capital invested, have a term of ten years from date of grant, and expire if not exercised.

2010 Long-Term Incentive Plan

In March 2010 our Board of Directors adopted, and our stockholders approved, the Metals USA Holdings 2010 Long-Term Incentive Plan (the “2010 Plan”). The purposes of the 2010 Plan are to further the growth and success of Metals USA and to reward and incentivize the outstanding performance of our key employees, directors, consultants and other service providers by aligning their interests with those of stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

Subject to adjustment, the 2010 Plan authorizes the issuance of up to 2.6 million shares of common stock pursuant to the grant or exercise of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards.

The 2010 Plan is administered by our Board of Directors or the Compensation Committee thereof, or such other committee of the Board of Directors as the Board of Directors may designate from time to time (the “Committee”). Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award, to determine the terms and conditions of any such awards, including vesting terms, to interpret the terms and provisions of the 2010 Plan and awards granted thereunder and to otherwise administer the plan.

Stock Options

The exercise price of stock option awards is equal to the closing market price on the grant date or the closing market price on the day previous to the grant date, as determined at the time of the grant. The Company generally issues additional shares to satisfy stock option exercises. We use the Black-Scholes option valuation model to estimate the fair value of our stock options. Valuation assumptions are as follows:

•

Expected Volatility—Expected volatility for option grants was determined based on historical trading data for peer companies over the options’ expected terms, since the Company’s historical trading data is limited to the period subsequent to our April 2010 IPO.

•

Expected Term—The expected term of our options is the anticipated time period between the grant date and the exercise or post-vesting cancellation date, and falls between the options’ vesting and contractual expiration dates.

•	Risk-Free Rate—The risk-free rate is the yield on the grant date of a zero-coupon U.S. Treasury bond whose maturity period equals the options’ expected term.

•

Expected Dividend Yield—The dividend yield assumption reflects the Company’s historical dividend yield adjusted for management’s expectations for any future dividend yields at the grant date. Our assumption reflected no dividends.

The fair value of stock options is estimated on the grant date. The following is a summary of valuation assumptions and grant-date fair values for stock option grants during the years ended December 31, 2012 and 2010. There were no stock options granted during the year ended December 31, 2011.

	Grants During the Years Ended December 31,
	2012	2011	2010
Weighted average stock price volatility	64.2%	—	62.5%
Expected term (in years)	4.0-5.0	—	4.0-5.0
Risk-free interest rate	0.89%	—	1.51%
Expected dividend yield	0.0%	—	0.0%
Weighted average grant date fair value per share	$5.96	—	$6.94

Aggregated information regarding Company issued stock options is summarized below:

	2005 Plan
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	448,344	$2.55
Granted	—	—
Exercised	(19,260)	2.30
Canceled or expired	—	—

Balance, December 31, 2012	429,084	2.56	3.2	$6.4

Vested and Exercisable as of:
December 31, 2012	420,368	$2.43	3.1	$6.3

	2010 Plan
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	625,400	$13.17
Granted	373,000	11.25
Exercised	(3,675)	13.17
Canceled or expired	(24,225)	12.79

Balance, December 31, 2012	970,500	12.44	8.9	$4.9

Vested and Exercisable as of:
December 31, 2012	423,500	$12.68	8.4	$2.0

The total intrinsic value of options exercised during the year ended December 31, 2012 was $0.2. Total unrecognized compensation cost related to stock options outstanding was $2.6 as of December 31, 2012.

Restricted Stock

On September 13, 2010, pursuant to the 2010 Plan, 130,100 shares of restricted stock were granted to certain members of our management and to members of our Board of Directors. The awards granted to management vest ratably over four years, while the awards granted to the members of our Board of Directors vest ratably over three years. The fair value of the restricted stock granted was $13.17 per share, determined based on the fair value of the Company’s common stock on the grant date. During the years ended December 31, 2012 and 2011, 33,800 and 34,394 shares, respectively, of restricted stock vested, and a total of 1,800 shares of restricted stock were forfeited. Total unrecognized compensation cost related to restricted stock granted in September 2010 was $0.6 as of December 31, 2012.

On January 1, 2012, pursuant to the 2010 Plan, 82,100 shares of restricted stock were granted to certain members of our management and to members of our Board of Directors. The awards granted to management vest ratably over four years from the date of grant, while the awards granted to the members of our Board of Directors vest ratably over two years from the date of grant. The fair value of the restricted stock granted was $11.25 per share, determined based on the closing price of the Company’s common stock on the day previous to the grant date. During the year ended December 31, 2012, 24,274 shares of restricted stock vested, and there were no forfeitures. Total unrecognized compensation cost related to restricted stock granted in January 2012 was $0.7 as of December 31, 2012.

13. Segment and Related Information

We follow the provisions of ASC Topic 280 “Segment Reporting,” which requires the utilization of a “management approach” to define and report the financial results of operating segments. The management approach defines operating segments along the lines used by the Company’s chief operating decision maker (“CODM”) to assess performance and make operating and resource allocation decisions. Our CODM evaluates performance and allocates resources based primarily on operating income (loss). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1.

Our operating segments are based on internal management reporting, which disaggregates business units by product group and geographic region. Certain geographic regions and product groups with similar economic and other basic characteristics are aggregated for reporting purposes. Our operating segments are organized into three product group reportable segments. Each segment is described as follows:

•

Plates and Shapes consists of operating facilities that maintain an inventory focusing on carbon products such as structural plate, beams, bars and tubing. This segment provides processing services such as cutting, cambering/leveling, punching, bending, shearing, cut-to-length, blast and paint, and tee-splitting.

•

Flat Rolled and Non-Ferrous consists of operating facilities that maintain an inventory of cold rolled, coated, and hot rolled steel products and various non-ferrous flat rolled products including aluminum, stainless steel, copper and brass. This segment provides processing services such as slitting, precision blanking, leveling, cut-to-length, punching, and shearing.

•

Building Products consists of manufacturing plant locations and sales centers that produce and distribute aluminum and steel building products consisting of covered canopies and walkways, awnings, sunrooms, solariums and other products primarily for the commercial and residential building products industries.

The following tables summarize financial information regarding segments:

	Plates and Shapes	Flat Rolled and Non- Ferrous	Building Products	Corporate and Other	Total
Year Ended December 31, 2012:
Net sales	$787.1	$1,124.7	$82.8	$(11.0)	$1,983.6
Operating income (loss)	77.5	67.9	1.5	(28.9)	118.0
Capital expenditures	11.1	7.4	0.2	1.4	20.1
Depreciation and amortization(1)	9.3	13.0	2.2	0.4	24.9
Year Ended December 31, 2011:
Net sales	$765.9	$1,046.7	$85.8	$(12.5)	$1,885.9
Operating income (loss)	83.0	78.1	(0.7)	(25.2)	135.2
Capital expenditures	6.4	10.5	4.6	0.3	21.8
Depreciation and amortization(1)	9.6	10.9	2.2	0.6	23.3
Year Ended December 31, 2010:
Net sales	$538.0	$680.5	$83.0	$(9.4)	$1,292.1
Operating income (loss)	38.4	45.3	(0.6)	(22.9)	60.2
Capital expenditures	2.3	0.7	—	1.0	4.0
Depreciation and amortization(1)	9.2	7.0	2.4	1.2	19.8

(1)	Includes depreciation expense reflected in cost of goods sold for the Building Products Group.

	December 31,
	2012	2011	2010

Total Assets:
Plates and Shapes	$361.8	$357.1	$328.1
Flat Rolled and Non-Ferrous	558.7	550.5	329.8
Building Products	38.0	39.5	38.7
Corporate and Other	45.4	37.7	48.9

Consolidated	$1,003.9	$984.8	$745.5

The amounts shown as an operating loss under the column heading “Corporate and Other” consist primarily of general and administrative costs that are not allocated to the segments. The reconciliation of operating income (loss) to income before income taxes is shown within the Consolidated Statements of Operations and Comprehensive Income and therefore is not separately presented.

For the year ended December 31, 2012, Gregor contributed $9.2 and $1.3 of incremental net sales and operating income, respectively, versus the same period of 2011.

For the year ended December 31, 2011, J. Rubin, ORMS and Trident contributed a combined $194.7 and $13.1 of incremental net sales and operating income, respectively, versus the same period of 2010.

During the year ended December 31, 2011, our Building Products Segment recorded a gain of approximately $0.7 resulting from a settlement with the previous owners of the Dura-Loc (now Allmet) roofing business we acquired in 2006 to cover pre-acquisition warranty claims.

Our areas of operations are solely in the U.S. and Canada. No domestic or foreign geographic area is significant to the consolidated operations. Export sales were $15.7, $15.3 and $13.6 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company had no material long-lived assets in its Canadian operations at December 31, 2012 and 2011.

We have a broad customer base within the U.S. with no single customer being significant to consolidated operations. For the years ended December 31, 2012, 2011, and 2010, sales to any one customer did not exceed 10% of consolidated net sales.

14. Employee Benefit Plans

The Metals USA 401(k) Plan (the “Metals USA Plan”) was established on June 1, 1998. Effective January 1, 2004, participants are eligible to join the Metals USA Plan on hire date. Employee contributions are limited to the Internal Revenue Service established annual dollar limits.

Employees become 50% vested in Company matching contributions and earnings after completing one year of service and fully vested after completing two years of service.

The Metals USA Union 401(k) Plan was established on October 1, 1998 to provide a standard defined contribution savings plan for all employees covered under the terms of a collective bargaining agreement (the “Union Plan”). Metals USA was not obligated by the Union Plan to make contributions, unless required by the operative collective bargaining agreement. The Union Plan was merged with the Metals USA Plan effective May 1, 2011. Participants in the Union Plan were enrolled in the Metals USA Plan.

The Company’s matching contributions for both plans for the years ended December 31, 2012, 2011 and 2010 were $1.6, $1.3 and $0.6, respectively.

15. Commitments and Contingencies

Operating Lease Agreements

We lease certain office space, warehouse space and equipment under operating leases. Minimum rental commitments under operating leases at December 31, 2012 are as follows:

Years Ended December 31,	Minimum Rental Commitments

2013	$11.0
2014	7.8
2015	7.4
2016	4.5
2017	3.3
Thereafter	9.8

Total minimum lease payments	$43.8

Rental expense for operating leases was $14.0, $14.2 and $14.2 for the years ended December 31, 2012, 2011 and 2010, respectively.

Pension Fund Withdrawal Obligation

During 2007, we discontinued our participation in a multiemployer pension fund. In connection with our cessation of contributions to the plan, we were assessed a withdrawal liability of approximately $5.6, which we are paying in monthly installments through 2021. Our total withdrawal liability, including interest and amortization charges, amounted to approximately $5.4 and $6.0 as of December 31, 2012 and 2011, respectively.

Dividends on Common Stock

On October 22, 2012, our Board of Directors authorized the initiation of a regular annual cash dividend payable on Metals USA Holdings’ common stock, to be declared and paid quarterly. Our Board of Directors also declared our first regular quarterly cash dividend in the amount of $0.06 per share, which was paid on November 27, 2012 to stockholders of record as of the close of business on November 13, 2012.

On February 5, 2013, our Board of Directors declared a regular quarterly cash dividend of $0.06 per share, which was paid on March 12, 2013 to stockholders of record as of the close of business on February 26, 2013.

The declaration and payment of any future dividends will be at the discretion of the Board of Directors, subject to the Company’s financial results, cash requirements, and other factors deemed relevant by the Board of Directors. The initiation of this new dividend policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Letters of Credit

Letters of credit outstanding at December 31, 2012 consist of letters of credit in the amount of $12.4 in conjunction with the IRBs (see Note 9) and other letters of credit aggregating $5.9 (total letters of credit of $18.3 at December 31, 2012). Other letters of credit consist primarily of collateral support for our property and casualty insurance program. All letters of credit reduce the amount available to borrow under the ABL facility.

Contingencies

Litigation Relating to the Merger

Putative class action lawsuits challenging the proposed transaction have been filed on behalf of Metals USA Holdings stockholders in Florida state court and federal court. The actions are captioned Edwards v. Metals USA Holdings Corp. et al., No. CACE13003979 (Fla. Cir. Ct. Broward County) and Savior Associates v. Goncalves, et al., No. 0:13-cv-60492 (S.D. Fla.), respectively. The operative complaint in the Edwards action alleges that the directors of Metals USA Holdings breached their fiduciary duties to Metals USA Holdings stockholders by engaging in a flawed sales process, by agreeing to sell Metals USA Holdings for inadequate consideration, and by agreeing to improper deal protection terms in the Merger Agreement. The complaint also contends that the directors of Metals USA Holdings have breached their fiduciary duties by releasing a proxy statement that allegedly contains false and misleading information and omits material facts. In addition, the lawsuit alleges that Metals USA Holdings and Reliance aided and abetted these purported breaches of fiduciary duty. The complaint in the Savior Associates matter alleges that Metals USA Holdings and its directors released a proxy statement that contains false and misleading information and that omits material facts, in violation of state law and federal securities laws. The complaint further alleges that the directors of Metals USA Holdings breached their fiduciary duties to Metals USA Holdings stockholders. The Savior Associates complaint also claims that Apollo Management V, L.P. breached its fiduciary duties to Metals USA Holdings stockholders by, among other things, allegedly causing Metals USA Holdings to engage in the transaction pursuant to an inadequate process at an unfair price. In addition, the lawsuit alleges that Reliance aided and abetted these purported breaches of fiduciary duty. The lawsuits seek, among other things, an injunction barring the Merger. The Company believes that the lawsuits are without merit.

Other Litigation

From time to time, we are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material effect on our consolidated financial position, results of operations or liquidity.

16. Related Party Transactions

Upon completion of the Apollo Merger, Metals USA Holdings entered into an advisory agreement with Apollo under which Apollo or its affiliates provided us with advisory services. Pursuant to the agreement, Apollo received an annual advisory fee equal to $2.0, payable on March 15 of every year, starting on March 15, 2006. Apollo elected to waive $0.5 of the annual advisory fee indefinitely, but reserved the right to revoke this waiver. The payment obligation was recorded as a current liability at the present value of minimum future annual payments of $1.5 and deferred advisory fees of $8.6 were amortized on a straight-line basis over the term of the agreement.

The advisory agreement would have terminated on December 31, 2012; however, Apollo elected to terminate the advisory agreement in connection with the completion of the Company’s IPO in April 2010. The payment obligation was terminated in consideration of $2.5. Unamortized deferred advisory fees of $3.3 were charged to expense during the second quarter of 2010.

17. Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period, including the weighted average impact of any shares issued during the year. Diluted earnings per share calculations also include the dilutive effect of stock options and non-vested restricted stock.

The weighted average number of shares used to determine basic and diluted earnings per share was:

	Years Ended December 31,
	2012	2011	2010
Weighted average shares outstanding—basic	37,083,174	37,041,813	33,795,375
Effect of dilution:
Stock options	276,372	281,768	307,440
Restricted stock	3,261	1,391	—

Weighted average shares outstanding—diluted	37,362,807	37,324,972	34,102,815

Antidilutive stock options and restricted stock excluded from calculation	970,500	625,400	632,000

18. Subsequent Event

On February 6, 2013, Metals USA Holdings, Reliance and Merger Sub entered into the Merger Agreement under which Reliance has agreed to acquire Metals USA Holdings. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, the Merger will take place with Metals USA Holdings surviving as a wholly-owned subsidiary of Reliance.

At the effective time of the Merger, each outstanding share of Metals USA Holdings common stock (other than dissenting shares, treasury shares, shares owned by Reliance and its subsidiaries and shares owned by any subsidiary of Metals USA Holdings) will be cancelled and converted into the right to receive $20.65 in cash, without interest. Also at the effective time of the Merger, each option to acquire common stock granted under any Metals USA Holdings equity incentive plan, whether vested or unvested, that is outstanding will become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $20.65 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option. Each share of restricted stock granted under any Metals USA Holdings equity incentive plan, whether vested or unvested, will be cancelled and converted into the right to receive $20.65 per share in cash.

The parties’ obligations to complete the Merger are conditioned upon customary closing conditions, including the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Metals USA Holdings common stock. The Merger is not conditioned upon Reliance’s receipt of financing.

In addition, on March 8, 2013, Metals USA Holdings and Lourenco Goncalves, our President and Chief Executive Officer, entered into a separation agreement and general release (the “Separation Agreement”), which provides that Mr. Goncalves’ employment with the Company will be terminated without cause immediately prior to the effective time of the Merger, which would entitle Mr. Goncalves to receive, pursuant to the terms of his employment agreement with the Company, in addition to any accrued and unpaid compensation and benefits through the date of termination:

•	a lump sum payment of $750,000 representing one year of his annual base salary;

•

one year of his annual base salary, or $750,000, payable in accordance with the Company’s regular payroll schedule over a twelve month period commencing in the thirteenth month following the termination of his employment;

•

a lump sum payment of $307,398, representing a pro-rated bonus for 2013, the year in which the termination of employment occurs, which amount will increase by $3,014 for each day after April 12, 2013 on which the closing occurs;

•

a lump sum payment of $1.1 million payable in March 2015 and a lump sum payment of $1.1 million payable in March 2016, representing a bonus for each of the two fiscal years after the fiscal year in which the termination of employment occurs; and

•

at his election, to continue his and his beneficiaries’ participation in the Company’s medical benefit plans in which they participated prior to the date of termination, and reimbursement for the cost of COBRA continuation of such coverage for a period of up to eighteen months.

The Separation Agreement includes a general release of claims against the Company and its subsidiaries as required by the terms of Mr. Goncalves’ employment agreement with the Company. In addition, Mr. Goncalves is subject to certain restrictions on his ability to compete with the Company for two years or solicit its customers or employees for two years after the date of termination.